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                                                                   EXHIBIT 10.33

                              [Terayon Letterhead]

July 22, 2004

Jerry Chase

Dear Jerry:

      On behalf of the Board of Directors of Terayon Communication Systems, Inc. (hereafter referred to as "Terayon" or the "Company"), I am pleased to offer you the position of Chief Executive Officer ("CEO") of the Company, pursuant to the following terms.

      1. Title. As the Company's CEO, you report to the Company's Board of Directors (the "Board") and your principal place of work will be at the Company's headquarters, currently at 4988 Great America Parkway in Santa Clara, California. You also will appointed to serve as a Director on the Company's Board and shall serve as a Director, subject to the Company's bylaws.

      2. Salary and Benefits. Your annual base salary will be $400,000.00, less payroll deductions and all required withholdings. This salary will be paid to you semi-monthly, in accordance with the Company's normal payroll cycle. You will be eligible to participate in the Company's standard employee benefit programs (e.g., health insurance, 401(k) plan, life insurance, short and long-term disability insurance, flexible spending accounts), subject to the terms and conditions of those benefit plans. Details about these benefit plans will be sent to you under separate cover. You also will be eligible for Company-paid holidays, vacation and sick time, subject to Company policy.

      3. Annual Bonus. You will be eligible for an annual bonus of up to 75% of your base salary (which shall be pro-rated for fiscal year 2004), the payment of which will be based on the achievement of certain goals to be defined by the Board.

      4. Relocation Assistance. The Company will assist you with the costs associated with your relocation to California, and will reimburse you for certain costs that you and your family will incur as a result of your relocation, in accordance with the Company's standard policy and/or practices for similarly-situated executives.

      5. Stock Options. Pursuant to Terayon's stock option plan and subject to the approval of Terayon's Compensation Committee, you will be granted an option to purchase 800,000 shares of the Company's Common Stock under the Company's 1997 Equity Incentive Plan (the "Plan"). The exercise price per share of the stock granted subject to this option will be equal to the fair market value of Terayon's Common Stock on the date of grant, as determined by the Compensation Committee. The option grant will be subject to the terms and conditions of the Plan and standard stock option agreement, and the option will vest over a four
(4) year period, with 1/4th or 25% of the total option shares vesting on the first anniversary of your employment start date with the Company and 1/48th of the total option shares vesting monthly thereafter.

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      6. At Will Employment. Your employment with Terayon will be at-will, subject to paragraphs 7 and 8 below. This means that either you or the Company may terminate your employment at any time for any reason, with or without notice and with or without cause.

      7. Severance Protection. Notwithstanding the at-will employment relationship between you and the Company, the Company agrees that, in the event your employment is terminated by the Company without "Cause" or by you for "Good Reason" (as those terms are defined in the Severance Agreement attached as Exhibit B) at any time on or before the third anniversary of your employment start date, you will be entitled to the following Severance Benefits: (a) a severance payment equal to twelve (12) months of your then current base salary, which will be payable in a lump sum or via salary continuation payments, in the Company's sole discretion, and (b) continuation of your employee benefits, at the Company's expense, for the duration of such twelve (12) month period, to the extent such continuation is permissible under the Company's employee benefit plans and subject to the terms and conditions of those benefit plans. If the continuation of any employee benefit following your termination is not permissible under the Company's employee welfare benefit plans, the Company shall have no obligation to continue those benefits; however, you may continue your health insurance coverage under COBRA and the Company will pay for your COBRA premiums for a period of up to 12 months following your termination. Your receipt of these Severance Benefits will be contingent upon you signing the general release of claims attached hereto as Exhibit A, and these Severance Benefits shall reduce the amount of any compensation or severance benefits that you may be entitled to receive under the Severance Agreement described in paragraph 8 below (which is also attached hereto as Exhibit B). For purposes of this offer letter, a termination due to death or Disability (as defined in the Severance Agreement attached as Exhibit B) shall not constitute a termination without Cause or for Good Reason, and a termination for either of those reasons shall be treated in a manner consistent with the Severance Agreement attached hereto as Exhibit B.

      8. Severance Agreement. In addition to the severance protection described in paragraph 7 above, you also will be given a change in control/severance agreement (entitled "Severance Agreement," the form of which is attached hereto as Exhibit B), which shall provide for, among other things, a severance payment equal to 100% of your base salary and target bonus (defined as "Base Amount" and "Bonus Amount" in the attached Severance Agreement) and 100% vesting of unvested stock options upon a termination other than for "Cause" or with "Good Reason" within 12 months after a "Change in Control" (as those terms are defined in the Severance Agreement). However, the severance benefits to be provided to you under the attached Severance Agreement shall be offset and reduced by the value of the Severance Benefits that you may be entitled to receive under paragraph 7 above.

      9. Proprietary Information and Invention Assignment Agreement. As a Terayon employee, you will be exepcted to abide by Company rules and regulations, and will be required to sign and comply with a Proprietary Information and Inventions Agreement (the "PIIAA"), a copy of which is attached hereto as Exhibit C, that prohibits the unauthorized use or disclosure of proprietary information of Terayon.

      10. Integration. The employment terms in this offer letter and the attached Exhibits supersede any other agreements or promises made to you by anyone, whether written or oral. No modification or amendment to this letter, nor any waiver of any rights under this letter, will be

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effective unless in writing signed by a Director of Terayon (other than you).
This offer letter and the attached Exhibits are to be construed in accordance with and governed by the internal laws of the State of California without regard to principles of conflicts of laws.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States. Please sign and date this letter, and return it to me by July 22, 2004, if you wish to accept this offer of employment. We would you like to start as soon as possible. We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Zaki Rakib

Zaki Rakib

Accepted by: /s/ Jerry Chase                     Date: July 22, 2004
             ------------------
                 Jerry Chase

Start Date: September 2004


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                                    EXHIBIT A

                          RELEASE AND WAIVER OF CLAIMS

      In exchange for providing me with the Severance Benefits described in
Section 7 of my offer letter from Terayon Communications Systems, Inc. (the "Company"), to which this form is attached, I, Jerry Chase, hereby furnish the Company with the following release and waiver ("Release"):

      I (on behalf of myself and my heirs, successors and assigns) hereby release, covenant not to sue, and forever discharge the Company, its subsidiaries, divisions, parent and/or affiliated corporations or entities, and each of their current and former directors, officers, shareholders, agents, employees, attorneys, heirs, assigns, predecessors and successors, (the "Released Parties"), of and from any and all claims, demands, actions and causes of action, liabilities, losses, costs, attorneys fees or expenses, known or unknown, suspected or unsuspected, that I now have, or may ever have against the Released Parties, or any of them, that arise out of, or are in any way related to: (1) my employment by the Company; (2) the termination of my employment with the Company for any reason; and (3) any transactions, occurrences, acts or omissions by the Released Parties, or any of them, occurring prior to my execution of this Release. Without limiting the foregoing, I understand and agree that the foregoing release provisions waive and release claims alleging violations of any federal or state employment discrimination law, including without limitation Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family Medical Leave Act, the California Fair Employment and Housing Act, as well as claims arising out of or related to any alleged violations of state and federal wage and hour laws, all common law and statutory claims, including without limitation, breach of contract, fraud, violation of public policy, unfair competition and business practices, defamation, infliction of emotional distress, invasion of privacy, wrongful termination, or any other state or federal law, rule, or regulation, and any claims for attorneys' fees and costs.

      I understand and agree this Release specifically covers known and unknown claims, and hereby waive my rights under Section 1542 of the California Civil Code or under any other comparable law of another jurisdiction that limits a general release to claims that are known to exist at the date of this agreement.
Section 1542 of the California Civil Code states as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

      I acknowledge that I am also waiving and releasing any rights I may have under the Age Discrimination in Employment Act (the "ADEA"), that this waiver and release is knowing and voluntary. I also acknowledge by this writing that:
(a) I am waiving rights or claims for age discrimination under the ADEA in exchange for the payments described herein, which are in addition to anything of value to which I otherwise am entitled; (b) I have been given an opportunity to consider fully the terms of this Release for twenty-one (21) days, although I am not required to wait twenty-one (21) days before signing this Release; (c) I have been advised to consult with an attorney of my choosing before signing this Release; (d) I understand I have

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seven (7) days in which to revoke my release of ADEA claims within seven (7)
days of signing this Release, provided, however, that my release and waiver of all other claims will become effective when I execute this Release, and provided further, that I shall not be entitled to the Severance Benefits under paragraph 7 of my offer letter if I revoke my release of ADEA claims under this Release.

      I understand and agree that I shall continue to be bound by my obligations under my Proprietary Information and Inventions Agreement with the Company, and that my receipt of the Severance Benefits under paragraph 7 of my offer letter is contingent upon my fulfillment of and continued adherence to those obligations.

      Finally, I acknowledge that (a) I have read this Release or have been afforded every opportunity to do so, (b) I am fully aware of the its contents and legal effect, and (c) I have chosen to enter into it freely, without coercion and based upon my own judgment and not in reliance upon any promises made by the Company other than those contained therein.

Date: July 22, 2004                                       /s/ Jerry Chase
                                                          ----------------------
                                                          Jerry Chase

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                                    EXHIBIT B

                              [SEVERANCE AGREEMENT]

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                                    EXHIBIT C

          [PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT]